Exhibit 99.1

For Immediate Release

Granahan McCourt Acquisition Corporation to Merge with Pro Brand International, Inc.

Highlights

•                  Designer and developer of advanced antenna and RF systems for the satellite industry

•                  Initial consideration of $75.0 million includes $55 million of cash and $20 million of stock, plus earnout contingent on performance through 2010

•                  Granahan McCourt team adds many years of operating and strategic experience and key relationships with companies in Europe, Latin America and Asia, strengthening growth opportunities

•                  2007 revenue, EBITDA and net income were $132.0 million, $14.6 million, and $8.7 million, respectively

•                  Blue chip customer base including leading North American DBS operators

•                  Multi-pronged growth strategy including further rollout of new products to existing customers, geographic expansion, expansion into related verticals, and pursuit of acquisition opportunities in fragmented market

•                  Lower P/E, enterprise value to EBITDA, and enterprise value to revenue than publicly-traded comparables

New York, NY, April 30, 2008 — Granahan McCourt Acquisition Corp. (AMEX: GHN, GHN.U, GHN.WS) (“Granahan McCourt”) announced today that it has entered into a definitive merger agreement with privately-held Pro Brand International, Inc. (“PBI”), a leading designer and developer of advanced antenna and RF systems for the satellite industry, primarily serving Direct Broadcast Satellite (“DBS”) operators.

PBI’s current management team will remain in place to run the business following consummation of the acquisition.  Mr. David McCourt will remain Chairman of the Board of Granahan McCourt. It is anticipated that, upon consummation of the acquisition, Granahan McCourt will change its name to “Pro Brand International, Inc.”

David McCourt, President, CEO and Chairman of the Board of Granahan McCourt, stated, “PBI has built a strong business in the high-growth DBS satellite sector and is well positioned to continue to gain market share going forward. A terrific engineering design and development team with, in my view, some of the most sophisticated satellite equipment and RF design experience in the industry, combined with a proven track record in the space, creates a solid foundation to pursue meaningful growth opportunities.  In addition to providing capital and a public currency, we have partnered with PBI’s existing team to create a multi-pronged growth strategy for this new platform. We will be focused on executing international expansion, leveraging PBI’s design capabilities into adjacent verticals, rolling out additional products, and pursuing attractive acquisition opportunities in a fragmented industry.”

Mr. Philip Shou, Chief Executive Officer of Pro Brand, added, “We are very excited to be partnering with Granahan McCourt, as we believe their extensive operating experience, combined with the strategy we have developed over the past six months with the Granahan McCourt team, will take our company to the next level.”

Overview of the Business

Founded in 1983 and headquartered in Marietta, Georgia, PBI is a leading designer and developer of advanced antenna and RF systems for the satellite sector, primarily serving DBS providers.  PBI serves operators such as DIRECTV and EchoStar’s Dish Network in the U.S., Star Choice in Canada and others in the DBS space, and its engineering team has extensive expertise in related verticals such as Very Small Aperture Terminals (“VSATs”).

PBI leverages its advanced R&D labs and in-house engineering team to design complete end-to-end solutions for satellite antenna systems.  PBI and Granahan McCourt have developed a multi-pronged strategy which they believe will enhance PBI’s already-strong growth.  PBI expects to be able to continue to bring to market leading-edge solutions to its existing and new customers and PBI’s engineering excellence, advanced facilities and existing products and expertise provide many of the capabilities needed to address adjacent and growing markets such as VSAT.  In addition, PBI has focused principally on the US and anticipates that the combination with Granahan McCourt will help identify and execute key geographic expansion opportunities.  This, together with opportunities for consolidation of the satellite equipment sector, which is a fragmented market, provides meaningful opportunities for further growth in revenue and net income.

Summary of the Transaction

Under the terms of the merger agreement, Granahan McCourt will acquire PBI for an aggregate purchase price of $75.0 million, of which $20.0 million will be paid in Granahan McCourt common stock, together with contingent earnout payments in 2009, 2010, and 2011 if PBI meets certain performance targets.    Most of the common shares issued to PBI in connection with the transaction will be restricted from sale, hedge or pledge for up to six months following the closing pursuant to a standard lockup.  Granahan McCourt will fund the acquisition with cash that is currently held in trust together with new shares to be issued.

The transaction is currently expected to close in the third or fourth quarter of 2008. The closing of the transaction is subject to customary closing conditions, including approval of the acquisition agreement by the stockholders of Granahan McCourt.  In addition, the closing is conditioned on holders of less than 20% of the shares of Granahan McCourt common stock voting against the acquisition and electing to convert their Granahan McCourt common stock into cash, as permitted by the Granahan McCourt certificate of incorporation.

PBI Historical Financial Highlights and 2008 Outlook

In fiscal 2007, total revenues were $132.0 million, a 47% increase from $89.6 million in fiscal 2006.  EBITDA in fiscal 2007 was $14.6 million, or 11% of revenues, a 79% increase from $8.1 million, or 9% of revenues, in fiscal 2006.  Net income in 2007 was $8.7 million, an 86% increase from $4.7 million in 2006.  PBI has no long term debt and no preferred stock.

Based on current business trends, total revenues in 2008 are expected to be approximately $160.0 million,   EBITDA approximately $18.0 million and net income approximately $11.0 million.  2008 revenue, EBITDA and net income guidance does not include any potential acquisitions.

Conference Call Information

Granahan McCourt will host a conference call to discuss the transaction at 10:00 a.m. Eastern Time tomorrow, May 1, 2008.  Investors may listen to the call via telephone by dialing (800) 762-9439 (pass code 3875558), or for international callers, (480) 629-9041.  A telephone replay will be available shortly after the call and can be accessed by dialing (800) 406-7325 (pass code 3875558), or for international callers, (303) 590-3030. The replay will be available until May 15, 2008, at 11:59 p.m. Eastern Time. The audio presentation and presentation slides will be webcast live and may be accessed by visiting the GMAC section of the Granahan McCourt website at www.granahanmccourt.com.

About Granahan McCourt Acquisition Corporation

Granahan McCourt Acquisition Corporation is a blank check company organized on July 10, 2006 for the purpose of acquiring one or more assets or operating businesses in the telecommunications and media industries through a merger, capital stock exchange, asset or stock acquisition or other similar business combination.  Granahan McCourt Acquisition Corporation does not have significant operations.

Investor Relations Contact:

Erach Desai

Integrated Corporate Relations

617-956-6732

Use of Non-GAAP Financial Information

This press release includes a presentation of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the SEC. Granahan McCourt and PBI believe that the presentation of EBITDA, or earnings before interest, taxes, depreciation and amortization, serves to enhance the understanding of PBI’s financial performance and helps indicate the ability of PBI’s assets to generate cash sufficient to  meet capital expenditure and working capital requirements and otherwise meet its obligations as they become due. We have included a reconciliation of EBITDA to PBI’s net income calculated in accordance with GAAP in the accompanying tables.  However, EBITDA should be considered in addition to and not as substitutes for, or superior to financial measures of financial performance prepared  in accordance with GAAP.  PBI’s calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other Securities and Exchange Commission filings, including the Form 10-K for the period ended December 31, 2007.  These risks and uncertainties also include risks and uncertainties regarding PBI, including, among other things, changes in demand for PBI’s products, PBI’s dependence on significant customers, the lack of long-term contracts governing PBI’s customer and supplier relationships, PBI’s ability to retain its management and key personnel, PBI’s ability to adequately protect its intellectual property and its technologies, competition in PBI’s markets, competitive pricing and continued pricing pressures in the DBS market, supplier constraints, the introduction of new products and services by competitors, the ability of PBI to manage costs and maintain production volumes, conditions in PBI’s industry and economic conditions generally, PBI’s ability to develop and market new technologies in a competitively advantageous manner, and PBI’s success at integrating acquired businesses.

Additional Information and Where to Find It

In connection with the proposed merger and required stockholder approval, Granahan McCourt will file with the SEC a proxy statement which will be mailed to the stockholders of Granahan McCourt. Granahan McCourt’s stockholders are urged to read the proxy statement and other relevant materials when they become available as they will contain important information about the merger with PBI. Granahan McCourt’s stockholders will be able to obtain a free copy of such filings at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Copies of such filings can also be obtained, without charge, by directing a request to Granahan McCourt, 179 Stony Brook Road, Hopewell, NJ 08525.

Granahan McCourt and its officers and directors may be deemed to have participated in the solicitation of proxies from Granahan McCourt’s stockholders in favor of the approval of the merger. Information concerning Granahan McCourt’s directors and executive officers is set forth in the publicly filed documents of Granahan McCourt. Stockholders may obtain more detailed information regarding the direct and indirect interests of Granahan McCourt and its directors and executive officers in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.

Pro Brand International, Inc. and Subsidiary

Consolidated Statements of Income

	YEARS ENDED DECEMBER 31,
	2007	2006

REVENUES	$131,991,807	$89,626,360

COST OF GOODS SOLD	111,223,276	74,060,923

GROSS PROFIT	20,768,531	15,565,437

OPERATING EXPENSES:
Selling	969,089	521,883
General and administrative	6,849,232	6,233,948
	7,818,321	6,755,831

INCOME FROM OPERATIONS	12,950,210	8,809,606

OTHER INCOME (EXPENSE):
Interest expense	(240,642)	(207,750)
Loss from settlement with customer	—	(2,170,000)
Gain on settlement with supplier	800,000	—
Gain (loss) on sale of investments	(183,034)	—
Loss from sale of fixed assets	(20,857)	—
Interest income	29,852	77,990
Other income	277,649	706,464
	662,968	(1,593,296)

INCOME BEFORE PROVISION FOR INCOME TAXES	13,613,178	7,216,310

PROVISION FOR INCOME TAXES	4,871,106	2,519,330

NET INCOME	$8,742,072	$4,696,980

Pro Brand International, Inc. and Subsidiary

Historical EBITDA Reconciliation

	YEARS ENDED DECEMBER 31,
	2007	2006
EBITDA Calculation:
Net Income	$8,742,072	$4,696,980
Plus: Depreciation & Amortization	766,221	798,161
Plus: Net Interest Expense	210,790	129,760
Plus: Taxes	4,871,106	2,519,330
EBITDA	$14,590,189	$8,144,231